NEWS RELEASE

TimkenSteel Announces
Fourth-Quarter and Full-Year 2017 Results;
Expects Stronger 2018

CANTON, Ohio: January 25, 2018 -TimkenSteel (NYSE: TMST, timkensteel.com), a leader in customized alloy steel products and services, today reported fourth-quarter net sales of $341.4 million, compared with net sales of $214.7 million in the same quarter last year and $339.1 million in the third quarter of 2017. The company reported a net loss of $34.4 million or minus $0.77 per share for the fourth quarter of 2017, compared with a net loss of $67.0 million or minus $1.52 per share in the same quarter last year, and net loss of $5.9 million or minus $0.13 per share in the third quarter of 2017.
Adjusted EBITDA(1) for the fourth quarter was $7.7 million, compared with adjusted EBITDA(1) of $1.5 million in the same quarter last year, and adjusted EBITDA(1) of $18.8 million in the third quarter of 2017.
For the full year, net sales were $1.3 billion and net loss was $44.3 million or minus $1.00 per share. This compares with net sales of $869.5 million and a net loss of $105.5 million or minus $2.39 per share for full-year 2016. Adjusted EBITDA(1) for the year was $68.7 million, compared with adjusted EBITDA(1) of $24.0 million in the prior year. The improvement over the prior year was driven primarily by recovering energy and industrial end-market demand, new business and favorable raw material spread.
“Company performance improved significantly in 2017, including an annual sales increase of more than 50 percent and an adjusted EBITDA margin that nearly doubled. In the fourth quarter, we had record productivity despite fewer operating days due to maintenance and traditional customer seasonality. Our results also are beginning to reflect the impact of several price increases, with structural EBITDA improving over the third quarter,” said Tim Timken, chairman, CEO and president. “Last year, while quickly ramping

(1)	Please see discussion of non-GAAP financial measures in this news release.

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706
Media Contact: Carla Wooley, APR	Investor Contact: Tina Beskid
P 330.471.7760	P 330.471.7000
news@timkensteel.com	ir@timkensteel.com

up to meet improving market demand, we also laid a foundation to improve future performance at all points in the economic cycle. We demonstrated top-quartile safety performance; we strengthened customer relationships and captured a larger market presence; and we continued to lead the industry in innovation, enhancing our quench-and- temper capabilities and launching a series of patent-pending products that set new standards in engineered steels. The momentum we created during 2017 positions us to deliver greater value to customers and shareholders both in the coming year and throughout the cycle.”

FOURTH-QUARTER 2017 FINANCIAL SUMMARY

Fourth-quarter net sales increased $126.7 million or 59.0 percent year over year and had similar net sales sequentially.

•	Ship tons were approximately 286,000, an increase of 48.0 percent over the fourth quarter of 2016 and a decline of 1.4 percent sequentially, due to seasonality.

•	Gains over the prior year were related primarily to market recovery and sales initiatives, including winning new business supplying billets to tube makers.

•
Surcharge revenue of $77.6 million increased 197 percent from the prior-year quarter as a result of an increase in the No. 1 Busheling Index and higher volumes. Compared with the third-quarter 2017, surcharge revenue was relatively flat.

Adjusted EBIT(1) was a loss of $10.8 million, compared with an adjusted EBIT(1) loss of $17.3 million for the same period a year ago and adjusted EBIT(1) of $0.2 million for third-quarter 2017.

•	Year over year, fourth-quarter adjusted EBIT(1) improved primarily due to higher volumes and favorable raw material spread, partially offset by product mix.

•	Sequentially, adjusted EBIT(1) was unfavorable, driven primarily by higher maintenance costs from annual shutdown activities.

•
Melt utilization was 68 percent for the quarter, compared with 50 percent in fourth-quarter 2016 and 74 percent in third-quarter 2017. Higher volumes, primarily from new business, improved melt utilization for the year and leveraged manufacturing costs.

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First-Quarter 2018 OUTLOOK

▪	Shipments are expected to be between 3 percent and 6 percent higher than fourth-quarter 2017 due to first-quarter seasonality.

▪	Earnings are projected to be between a net loss of $3 million and net income of $7 million.

▪	EBITDA is projected to be between $20 million and $30 million.

▪	Raw material spread is expected to be higher in the first quarter, primarily due to an increase in the average No. 1 Busheling Index.
Other Guidance

▪	2018 capital spending is projected to be $40 million.
The company will host a conference call at 9 a.m. EST on Friday, January 26, to discuss its financial performance with investors and securities analysts. The financial results and conference call materials will be available online at investors.timkensteel.com.

TimkenSteel Earnings Call Information:

Conference Call	Friday, January 26, 2018 9 a.m. EST Toll-free dial-in: 844-579-6824 International dial-in: 734-385-2616 Conference ID:3494025
Conference Call Replay	Replay dial-in available through February 2, 2018 855-859-2056 or 404-537-3406 Replay passcode: 3494025
Live Webcast	investors.timkensteel.com

About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel operates

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warehouses and sales offices in five countries and has made its steel in America for more than 100 years. The company posted sales of $1.3 billion in 2017. Follow us on Twitter @TimkenSteel and on Instagram.
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NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: EBIT, EBITDA, Adjusted EBIT and Adjusted EBITDA. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the Company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures, as well as supplemental financial data. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non- GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.
FORWARD-LOOKING STATEMENTS
This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should" or "would" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the finalization of the company's financial statements for the fourth quarter and year ended December 31, 2017; the impact of mark-to-market accounting; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes

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in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility); the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings; the company's ability to maintain appropriate relations with unions that represent its employees in certain locations in order to avoid disruptions of business; and the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products.

Additional risks relating to the company's business, the industries in which the company operates or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
The 2017 results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the Company’s 2017 Form 10-K.
	Twelve Months Ended December 31,		Three Months Ended December 31,		Three Months Ended September 30,
(Dollars in millions, except per share data) (Unaudited)	2017	2016	2017	2016	2017	2016
Net sales	$1,329.2	$869.5	$341.4	$214.7	$339.1	$213.8
Cost of products sold	1,261.3	841.6	332.8	212.0	320.6	206.3
Gross Profit	67.9	27.9	8.6	2.7	18.5	7.5
Selling, general & administrative expenses (SG&A)	90.5	90.2	22.8	23.4	22.5	21.8
Impairment and restructuring charges	0.7	0.3	0.7	—	—	—
Other income (expense), net	(4.7)	(68.0)	(15.4)	(55.9)	1.9	(17.3)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(28.0)	(130.6)	(30.3)	(76.6)	(2.1)	(31.6)
Interest expense	14.8	11.4	3.8	3.4	3.7	3.9
Loss Before Income Taxes	(42.8)	(142.0)	(34.1)	(80.0)	(5.8)	(35.5)
Provision (benefit) for income taxes	1.5	(36.5)	0.3	(13.0)	0.1	(13.3)
Net Loss	($44.3)	($105.5)	($34.4)	($67.0)	($5.9)	($22.2)

Net Loss per Common Share:
Basic loss per share	($1.00)	($2.39)	($0.77)	($1.52)	($0.13)	($0.50)
Diluted loss per share (2)	($1.00)	($2.39)	($0.77)	($1.52)	($0.13)	($0.50)

Dividends per share	$—	$—	$—	$—	$—	$—

Weighted average shares outstanding	44.4	44.2	44.4	44.2	44.4	44.2
Weighted average shares outstanding - assuming dilution	44.4	44.2	44.4	44.2	44.4	44.2

(1) EBIT is defined as net loss before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents, which include shares issuable for equity-based awards and upon the conversion of outstanding convertible notes, were excluded from the computation of diluted loss per share because the effect of their inclusion would have been anti-dilutive.

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CONDENSED CONSOLIDATED BALANCE SHEETS
The 2017 results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the Company’s 2017 Form 10-K.
(Dollars in millions) (Unaudited)	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$24.5	$25.6
Accounts receivable, net of allowances	149.6	91.6
Inventories, net	224.3	164.2
Deferred charges and prepaid expenses	3.8	2.8
Other current assets	8.0	6.2
Total Current Assets	410.2	290.4
Property, Plant and Equipment, net	706.9	741.9
Other Assets
Pension assets	13.6	6.2
Intangible assets, net	19.9	25.0
Other non-current assets	5.2	6.4
Total Other Assets	38.7	37.6
Total Assets	$1,155.8	$1,069.9

LIABILITIES
Accounts payable, trade	$135.3	$87.0
Salaries, wages and benefits	32.5	20.3
Accrued pension and postretirement costs	11.5	3.0
Other current liabilities	27.6	20.4
Total Current Liabilities	206.9	130.7
Convertible notes, net	70.1	66.4
Other long-term debt	95.2	70.2
Accrued pension and postretirement costs	210.4	192.1
Deferred income taxes	0.3	—
Other non-current liabilities	12.7	13.1
Total Non-Current Liabilities	388.7	341.8
SHAREHOLDERS' EQUITY
Additional paid-in capital	843.7	845.6
Retained deficit	(238.5)	(193.9)
Treasury shares	(37.4)	(44.9)
Accumulated other comprehensive loss	(7.6)	(9.4)
Total Shareholders' Equity	560.2	597.4
Total Liabilities and Shareholders' Equity	$1,155.8	$1,069.9

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
The 2017 results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the Company’s 2017 Form 10-K.
(Dollars in millions) (Unaudited)	Three Months Ended December 31,			Year Ended December 31,
	2017		2016	2017	2016
CASH PROVIDED (USED)
Operating Activities
Net Loss	($34.4)		($67.0)	($44.3)	($105.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18.5		18.7	74.9	74.9
Amortization of deferred financing fees and debt discount	0.9		1.0	4.0	2.9
Impairment charges and loss on sale or disposal of assets	1.2		0.2	1.6	1.2
Deferred income taxes	(0.4)		(11.9)	0.3	(36.8)
Stock-based compensation expense	1.6		2.1	6.5	6.7
Pension and postretirement expense	20.4		60.0	25.0	83.4
Pension and postretirement contributions and payments	(1.4)		(1.8)	(3.9)	(4.9)
Reimbursement from postretirement plan assets	—		—	—	13.3
Changes in operating assets and liabilities:
Accounts receivable, net	11.0		12.3	(58.0)	(10.7)
Inventories, net	(4.8)		(8.8)	(60.1)	9.7
Accounts payable, trade(1)	1.5		13.9	48.3	37.5
Other accrued expenses	7.7		0.2	18.4	(8.2)
Deferred charges and prepaid expenses	0.4		0.7	(1.0)	8.3
Other, net	0.4		(0.7)	(0.8)	2.6
Net Cash Provided by Operating Activities	22.6	—	18.9	10.9	74.4
Investing Activities
Capital expenditures(1)	(23.9)		(16.6)	(35.8)	(42.7)
Net Cash Used by Investing Activities	(23.9)	—	(16.6)	(35.8)	(42.7)
Financing Activities
Proceeds from exercise of stock options	—		—	0.2	—
Shares surrendered for employee taxes on stock compensation	—		—	(1.4)	—
Credit agreement repayments	—		—	(5.0)	(130.0)
Credit agreement borrowings	—		—	30.0	—
Debt issuance costs	—		—	—	(4.8)
Proceeds from issuance of convertible notes	—		—	—	86.3
Net Cash Provided (Used) by Financing Activities	—		—	23.8	(48.5)
Increase (decrease) In Cash and Cash Equivalents	(1.3)		2.3	(1.1)	(16.8)
Cash and cash equivalents at beginning of period	25.8		23.3	25.6	42.4
Cash and Cash Equivalents at End of Period	$24.5		$25.6	$24.5	$25.6
(1) For the three and twelve months ended December 31, 2017 and 2016, $8 million and $5.4 million, respectively of accrued capital expenditures are included in the captions Capital expenditures and Accounts payable, trade.

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT (3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the Company's performance. EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA is useful to investors as these measures are representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA. The 2017 results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the Company’s 2017 Form 10-K.

(Dollars in millions) (Unaudited)	Year Ended December 31,		Three Months Ended December 31,		Three Months Ended September 30,
	2017	2016	2017	2016	2017	2016
Net Loss	($44.3)	($105.5)	($34.4)	($67.0)	($5.9)	($22.2)

Provision (benefit) for income taxes	1.5	(36.5)	0.3	(13.0)	0.1	(13.3)
Interest expense	14.8	11.4	3.8	3.4	3.7	3.9
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	($28.0)	($130.6)	($30.3)	($76.6)	($2.1)	($31.6)
EBIT Margin (1)	(2.1)%	(15.0)%	(8.9)%	(35.7)%	(0.6)%	(14.8)%

Depreciation and amortization	74.9	74.9	18.5	18.8	18.6	19.0
Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$46.9	($55.7)	($11.8)	($57.8)	$16.5	($12.6)
EBITDA Margin (2)	3.5%	(6.4)%	(3.5)%	(26.9)%	4.9%	(5.9)%

Loss from remeasurement of benefit plans	(21.8)	(79.7)	(19.5)	(59.3)	(2.3)	(20.4)
Adjusted EBIT (3)	($6.2)	($50.9)	($10.8)	($17.3)	$0.2	($11.2)
Adjusted EBITDA (4)	$68.7	$24.0	$7.7	$1.5	$18.8	$7.8

(1) EBIT is defined as net loss before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net loss before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding the loss from remeasurement of benefit plans.
(4) Adjusted EBITDA is defined as EBITDA excluding the loss from remeasurement of benefit plans.

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Reconciliation of Total Debt to Net Debt and the Ratio of Total Debt and Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital and net debt to capital, is defined as total debt plus total equity. Management believes net debt is useful to investors as it is an important measure of the Company's financial position due to the amount of cash and cash equivalents. The 2017 results are preliminary and subject to change as we finalize our financial statements, which will be provided at a later date in the Company’s 2017 Form 10-K.

(Dollars in millions) (Unaudited)	December 31, 2017	December 31, 2016
Convertible notes, net	$70.1	$66.4
Other long-term debt	95.2	70.2
Total long-term financing	165.3	136.6
Less: Cash and cash equivalents	24.5	25.6
Net Debt	$140.8	$111.0

Total Equity	$560.2	$597.4

Ratio of Total Debt to Capital	22.8%	18.6%
Ratio of Net Debt to Capital	19.4%	15.1%

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.
(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Cash Provided by Operating Activities	$22.6	$18.9	$10.9	$74.4
Less: Capital expenditures	(23.9)	(16.6)	(35.8)	(42.7)
Free Cash Flow	($1.3)	$2.3	($24.9)	$31.7

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Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1) to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's first quarter guidance. EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA is useful to investors as this measure is representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net loss to EBITDA.

	Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2018	2018
	Low	High
Net income (loss)	($3.0)	$7.0

Provision (benefit) for income taxes	—	—
Interest expense	4.0	4.0
Depreciation and amortization	19.0	19.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)	$20.0	$30.0

(1) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization.

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